EXHIBIT 10.6

THE BUCKLE, INC.
DEFERRED COMPENSATION PLAN

(Amended and Restated effective February 1, 2012)

THE BUCKLE, INC.
DEFERRED COMPENSATION PLAN

THE BUCKLE, INC.
DEFERRED COMPENSATION PLAN

INTRODUCTION

The Buckle, Inc. (the “Sponsoring Company”) established The Buckle, Inc. Deferred Compensation Plan (the “Plan”) effective February 1, 1999.  The Plan provides additional deferred compensation opportunities to certain key employees.  The Plan is an unfunded plan maintained primarily for providing deferred compensation for a select group of management or highly compensated employees.  As such, the Plan is not intended to meet the qualification requirements of Section 401(a) of the Internal Revenue Code.  The Sponsoring Company amended and restated the Plan in its entirety on December 31, 2008 for compliance with Code Section 409A, effective January 1, 2005 to the extent required by Code Section 409A.  The Sponsoring Company hereby amends and restates the Plan effective February 1, 2012.  This amended and restated Plan shall not be construed to amend any provisions regarding the time and form of payment with respect to all amounts deferred or for deferral elections executed prior to its adoption.

ARTICLE I
GENERAL DEFINITIONS

SECTION 1.01.         Account.  The account maintained for a Participant to record his or her share of the Company Contributions and Deferral Contributions and adjustments relating thereto.

SECTION 1.02.         Administration Committee or Committee.  The persons appointed pursuant to Article XI to administer the Plan in accordance with said Article.

SECTION 1.03.         Beneficiary.  Any person designated under Article IX by the Participant to receive any benefit payable under the Plan due to the Participant’s death.

SECTION 1.04.         Board of Directors or Board.  The Board of Directors of the Sponsoring Company.

SECTION 1.05.         Change of Control.  “Change of Control” means one or more of the following events:

(a)
a change in the ownership of the capital stock of the Sponsoring Company, meaning any one person, or more than one person acting as a group acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation.  However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of a corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the corporation (or to cause a change in the effective control of the corporation (within the meaning of paragraph (b) of this section)).  An increase in the percentage of stock owned by any one person, or persons acting as a group, because of a transaction in which the corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section.  This section applies only when there is a transfer of stock of a corporation (or issuance of stock of a corporation) and stock in such corporation remains outstanding after the transaction.  Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or because of the same public offering.  However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation.  If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.  See Code Reg. Section 1.280G-1, Q&A-27(d), Example 4.

Notwithstanding anything herein to the contrary, the transfer of stock of the Sponsoring Company to a trust described in Code Section 401 will not be treated as a transfer of stock for purposes of this section.

(b)
A majority of members of the Sponsoring Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation's board of directors prior to the date of the appointment or election.

(c)
Change in the ownership of a substantial portion of the Sponsoring Company’s assets.  A change in the ownership of a substantial portion of a corporation's assets occurs on the date that any one person, or more than one person acting as a group (as determined in paragraph (a) above), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 80 percent of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions.  For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

There is no change in control event when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer.  A transfer of assets by a corporation is not treated as a change in the ownership of such assets if the assets are transferred to (i) a shareholder of the corporation (immediately before the asset transfer) in exchange for or with respect to its stock; (ii) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the corporation; (iii) a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the corporation; or (iv) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in (iii).  For purposes of this paragraph and except as otherwise provided, a person's status is determined immediately after the transfer of the assets.  For example, a transfer to a corporation in which the transferor corporation has no ownership interest before the transaction, but which is a majority-owned subsidiary of the transferor corporation after the transaction is not treated as a change in the ownership of the assets of the transferor corporation.

The provisions of this section shall be construed consistently with Internal Revenue Code Section 409A and the regulations, rulings and notices issued by the Internal Revenue Service pursuant thereto.

Notwithstanding the foregoing, a Shareholder on December 31, 2008, may make the following transfers and such transfers shall be deemed not to be a Change of Control under Section:

(A)	To any trust created solely for the benefit of any Shareholder or any spouse of or any lineal descendant of any Shareholder;

(B)	To any individual or entity by bona fide gift;

(C)	To any spouse or former spouse pursuant to the terms of a decree of divorce; or

(D)	To any family member of the Shareholder.

SECTION 1.06.         Code.  The Internal Revenue Code of 1986, as amended.  References to a Code section shall be deemed to be to that section as it now exists and to any successor provision.

SECTION 1.07.         Company.  The Sponsoring Company and the Participating Company.

SECTION 1.08.         Company Contribution.  The credits made to the Plan by the Company under Sections 3.02 and 3.03 hereof.  Company Contributions will be credited to the Participant’s Company Contributions Account.

SECTION 1.09.         Compensation.  The total cash compensation actually paid to a Participant during a calendar year, including pre-tax contributions made on behalf of the Participant under the Profit Sharing Plan, including deferrals under Section 125 or similar provisions of the Internal Revenue Code and deferrals under this Plan, including base salary, hourly wages, bonuses, overtime compensation, commissions and incentives, but excluding (a) amounts described in Code sections 104(a)(3), 105(a), or 105(h), but only to the extent that these amounts are includible in the gross income of the Employee; (b) amounts paid or reimbursed by the Employer for moving expenses incurred by an Employee, but only to the extent that at the time of the payment it is reasonable to believe that these amounts are not deductible by the Employee under Code section 217; (c) the value of a non-statutory option (which is an option other than a statutory option as defined in Treas. Reg. Section 1.421-l(b)) granted to an Employee by the Employer, but only to the extent that the value of the option is includible in the gross income of the Employee for the taxable year in which granted; (d) the amount includible in the gross income of an Employee upon making the election described in Code section 83(b); (e) amounts that are includible in the gross income of an Employee under the rules of Code sections 409A or 457(f)(1)(A) or because the amounts are constructively received by the Employee; (f) severance pay received prior to the termination of employment; (g) the value of restricted stock or of a qualified or a nonqualified stock option granted to an Employee by the Employer to the extent such value is includible in the Employee's taxable income; (h) the amount realized on restricted stock granted to an Employee by the Employer to the extent such value is includible in the Employee's taxable income; and the amount realized with respect to stock or dividends on stock granted to an Employee by the Employer to the extent such value is includible in the Employee's taxable income; and (i) reimbursements or other expense allowances, fringe benefits (cash and non-cash), moving expenses, deferred compensation and welfare benefits.

SECTION 1.10.         Deemed Investment.  An investment medium permitted by the Sponsoring Company in which a Participant may direct the Sponsoring Company as to how the Participant’s Account is deemed invested.

SECTION 1.11.         Deferral Contribution.  The credits made to the Plan by the Company under Section 3.01 hereof on behalf of an Eligible Employee according to such Participant’s election.  Deferral Contributions will be credited to the Participant’s Deferral Contributions Account.

SECTION 1.12.         Disability.  A Participant is considered disabled if he or she meets one or more of the following requirements:

(a)
The Participant is unable to engage in any substantial gainful activity due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(b)
The Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

Medical determination of Disability may be made by either the Social Security Administration or the Sponsoring Company.  The Participant must submit proof of Disability acceptable to the Committee, including, but not limited to, the Social Security Administration’s determination.

SECTION 1.13.         Eligible Employee.  An Employee who is part of a select group of highly compensated or management employees and (a) who is identified on Appendix A attached hereto; or (b) who is declared eligible to participate in a resolution hereafter duly adopted by the Board of Directors.

SECTION 1.14.         Employee.  Any person who is employed by the Company.

SECTION 1.15.         Former Participant.  A Participant whose employment with the Company has terminated or who has otherwise ceased to be an Eligible Employee, but who has a vested Account balance under the Plan which has not been paid in full and, therefore, is continuing to participate in the allocation of Trust Fund Income.

SECTION 1.16.         Good Cause.  Good cause shall be deemed to exist if, and only if:

(a)	The Participant engages in acts or omissions constituting dishonesty, intentional breach of fiduciary obligation or intentional wrongdoing or malfeasance;

(b)	The Participant is convicted of a criminal violation involving fraud or dishonesty; or

(c)
The Participant materially breaches the terms of any Agreement between the Participant and the Sponsoring Company and/or the Participating Company relating to the Participant’s employment, or materially fails to satisfy the conditions and requirements of the Participant’s employment with the Sponsoring Company and/or the Participating Company, and such breach or failure by its nature is incapable of being cured, or such breach or failure remains uncured for more than 30 days following receipt by the Participant of written notice from the Sponsoring Company and/or the Participating Company specifying the nature of the breach or failure and demanding the cure thereof.  For purposes of this paragraph, inattention by the Participant to the Participant’s duties shall be deemed a breach or failure incapable of cure.  Notwithstanding anything herein to the contrary, in the event the Sponsoring Company and/or the Participating Company shall terminate the employment of the Participant for Good Cause hereunder, the Sponsoring Company and/or the Participating Company shall give at least 30 days prior written notice to the Participant specifying in detail the reason or reasons for the Participant’s termination.

SECTION 1.17.         Good Reason.  The Participant ceases to be employed by the Company for any reason, other than Good Cause, within 12 months after:

(a)	There is a significant reduction in the scope of the Participant’s authority;

(b)	There is a reduction in the Participant’s rate of base pay;

(c)	The Company that employs the Participant changes the principal location in which the Participant is required to perform services; or

(d)
The Company that employs the Participant terminates or amends any Incentive Plan or Retirement Plan so that, when considered in the aggregate with any substitute Plan or Plans, the Incentive Plans and Retirement Plans in which the Participant is participating fail to provide the Participant with a level of benefits equivalent to at least 90 percent of the value of the level of benefits provided in the aggregate by such incentive Plans or Retirement Plans at the date of a Change in Control.  “Incentive Plans” shall mean any incentive, bonus, deferred compensation or similar plan or arrangement currently or hereafter made available by the Company in which the Participant is eligible to participate.  For purposes of the 90 percent test, the level of the value of benefits shall be compared based on comparable levels of performance, and a reduction in benefits resulting from a failure to meet performance targets shall not constitute Good Reason, so long as the performance targets are comparable and the level of benefits would not have been reduced by more than 10 percent had the performance targets been achieved.  “Retirement Plans” shall mean any qualified or supplemental defined benefit retirement plan or defined contribution retirement plan, currently or hereinafter made available by the Company in which the Participant is eligible to participate, or any private arrangement maintained by the Company solely for the Participant, including, but not limited to the Profit Sharing Plan.

SECTION 1.18.         Income.  The net gain or loss from Deemed Investments, as reflected by deemed interest payments, dividends, realized and unrealized gains and losses on securities, other investment transactions and expenses on the Deemed Investments.  In determining the Income of the Trust Fund as of any date, assets shall be valued based on their then fair market value.

SECTION 1.19.         Participant.  Any person participating in the Plan according to the provisions of Article II.

SECTION 1.20.         Participating Company.  Buckle Brands, Inc.

SECTION 1.21.         Plan.  The Buckle, Inc. Deferred Compensation Plan, the plan set forth herein, as amended from time to time.

SECTION 1.22.         Plan Year.  The 12-month period commencing February 1 and ending January 31.

SECTION 1.23.         Profit Sharing Plan.  The Buckle, Inc. 401(k) Plan and any profit sharing plan sponsored by the Participating Employer, as amended from time to time.

SECTION 1.24.         Quarter.  The first, second, third and fourth 3-month periods of the Plan Year.

SECTION 1.25.         Specified Employee.  A key employee (as defined in Code Section 416(i) without regard to paragraph 5 thereof) of the Company if any stock of the Company is publicly traded on an established securities market or otherwise, as determined by the Committee based on the 12-month period ending on December 31 (the “identification period”).  If the Participant is determined to be a Specified Employee for an identification period, the Participant shall be treated as a Specified Employee for purposes of this Agreement during the 12-month period that begins on the first day of the fourth month following the close of the identification period.

SECTION 1.27.         Sponsoring Company.  The Buckle Inc.

SECTION 1.28.         Termination of Employment or Terminates Employment.  The termination of an Employee’s employment with the Company for reasons other than death or Disability.  For purposes of this Section, Company includes the Sponsoring Company, the Participating Company, and any other entity within the same controlled group as defined in Code Section 409A and Section 1.409A-1(h)(3) of the Treasury Regulations.  Whether a Termination of Employment takes place is determined based on the facts and circumstances surrounding the termination of the Employee’s employment and whether the Company and the Employee intended for the Employee to provide significant services to the Company following such termination.  A termination of employment will be presumed not to be a Termination of Employment if the Participant continues to provide services for the Company (whether as an employee or independent contractor (other than a member of the Board of Directors of the Company)) at an annual rate that is 20% or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or, if employed less than three years, such lesser period).

The Participant’s employment relationship will be treated as continuing intact while the Participant is on sick leave or other bona fide leave of absence if the period of such leave of absence does not exceed 6 months, or if longer, so long as the Participant’s right to reemployment with the Company is provided either by statute or by contract.  If the period of leave exceeds six months and there is no right to reemployment, a Termination of Employment will be deemed to have occurred as of the first date immediately following such 6-month period.

Notwithstanding the foregoing, if the Sponsoring Company and the Participating Company are no longer considered a single employer under Code Section 409A and Section 1.409A-1(h) of the Treasury Regulations, this Section shall be construed so that “Company” means the “Sponsoring Company or the Participating Company” and any entity within the controlled group of the applicable company, as defined in Section 1.409A-1(h)(3); provided, however, that a termination of employment with the Sponsoring Company will only result in a payment of amounts deferred under the Plan from Compensation paid by the Sponsoring Company and a termination of employment with the Participating Company will only result in a payment of amounts deferred from Compensation paid by the Participating Company.

SECTION 1.29.         Trust or Trust Fund.  The Trust or Trust Fund maintained according to the terms of the Trust Agreement, as amended from time to time.

SECTION 1.30.         Trust Agreement.  The Trust Agreement dated as of May 1, 2011, as amended, substituted, or replaced from time to time, entered into between the Sponsoring Company and the Trustee, under which Company Contributions and Deferral Contributions will be received, held, invested, and disbursed for purposes of the Plan.

SECTION 1.31.         Trustee.  Reliance Trust Company or any successor trustee appointed pursuant to the Trust Agreement.

SECTION 1.32.         Valuation Date.  The last business day of any Quarter.

ARTICLE II
PARTICIPATION

SECTION 2.01.         Commencement of Participation.  Each Eligible Employee listed in Appendix A participates in this Plan.  Any Employee who hereafter becomes an Eligible Employee shall commence participation in this Plan as of the date specified by the Board of Directors in the resolution declaring such Employee to be eligible to participate in the Plan.

ARTICLE III
DEFERRED COMPENSATION PLAN CONTRIBUTIONS FOR
ELIGIBLE EMPLOYEES

SECTION 3.01.         Deferral Contributions for Eligible Employees.  Each Participant who is an Eligible Employee may elect, in the manner required by the Sponsoring Company or the Participating Company, to reduce his or her Compensation otherwise payable to said Participant by the percentage(s) specified by the Participant in an appropriate election form; provided, however, that a Participant may not defer more than 12 percent of his or her Compensation.  The amounts of such reductions in Compensation shall be credited to the Plan on behalf of such Participant by the Company.  A Participant’s election with respect to the deferral of regular salary paid during the Plan Year must be made before, and becomes irrevocable upon, December 31 of the calendar year preceding the Plan Year to which the election applies.  Thus, the Participant’s election for the preceding Plan Year governs his or her deferral for the month of January of such Plan Year.  A Participant’s separate election of some or all of his or her bonus payable with respect to a Plan Year must be made before the Plan Year in which the bonus is earned begins.  All amounts credited on behalf of a Participant under this paragraph shall be called “Deferral Contributions,” and shall be in addition to any credits due pursuant to paragraph 3.02 hereof with respect to the same Participant.

SECTION 3.02.         Company Contributions.  The Sponsoring Company or the Participating Company will credit an annual matching credit to the Plan for the Account of each Participant for whom a Deferral Contribution is made and who is employed on the last day of the Plan Year to which the Deferral Contribution relates.  All credits due under this Paragraph shall be “Company Contributions” and shall be in an amount calculated as a percentage of the Deferral Contribution made on behalf of a Participant.  The percentage shall be as stated on Appendix A or as set forth in a Board resolution hereafter adopted identifying an additional Eligible Employee.  However, the Company shall not make Company Contributions with respect to a Participant’s Deferral Contributions that exceed 6 percent of the Participant’s Compensation.  For example, if a Participant’s Deferral Contributions total 8 percent of his or her Compensation and the Participant’s Company Contribution percentage on Appendix A is 45 percent, the maximum Company Contribution will be 2.7 percent of the Participant’s Compensation.

SECTION 3.03.         Special Company Contributions.  The Board of Directors, in its discretion, may make a Special Company Contribution to a Participant’s Company Contributions Account.  A Special Company Contribution may be in addition to or in lieu of Company Contributions made pursuant to Section 3.02.  Unless otherwise specified, all credits made as Special Company Contributions will be treated as Company Contributions.

ARTICLE IV
GENERAL PROVISIONS REGARDING CONTRIBUTIONS

SECTION 4.01.         Time of Payment of Company Contribution and Deferral Contribution Amounts.  Amounts equal to Company Contributions and Deferral Contributions shall be paid to the Trustee as soon as administratively possible, but in no case later than April 15 following the close of the Plan Year for which they are made.

SECTION 4.02.         Withholding Payroll Taxes.  To the extent required by the laws in effect at the time contributions are made, the Company shall reduce such contributions made hereunder by the amount of any taxes required to be withheld from the Participant’s Compensation for federal, state or local government purposes, and an amount equal to the reduction shall be withheld from the Participant’s Compensation otherwise paid.

ARTICLE V
ALLOCATIONS TO PARTICIPANTS’ ACCOUNTS

SECTION 5.01.         Accounts.  The Administration Committee shall create and maintain adequate records to disclose the interest in the Trust of each Participant, Former Participant and Beneficiary.  Such records shall be in the form of individual Accounts, and credits and charges shall be made to such Accounts in the manner herein described.  Each Account includes a Deferral Contributions Account and a Company Contributions Account.  The maintenance of individual Accounts is only for accounting purposes, and a segregation of the assets of the Trust Fund to each Account shall not be required.

SECTION 5.02.         Allocations to Accounts.  The Accounts of Participants, Former Participants and Beneficiaries shall be adjusted according to the following:

(a)
Income.  All Income of the Trust Fund for each Quarter attributable to the Deemed Investments made pursuant to Article VI hereof shall be allocated to Accounts of Participants according to the Deemed Investments made for such Participants’ Accounts pursuant to Article VI hereof and in proportion to their previous Account balances.

(b)
Company Contributions.  As of the end of each Plan Year, the Company Contribution for such Plan Year shall be allocated to the Accounts of Participants.  Such allocations shall be in the amounts specified in Section 3.02.

(c)
Deferral Contributions.  Within ten days following the end of each pay period, the Deferral Contributions for such pay period shall be allocated to the Accounts of the Participants who have elected to have Deferral Contributions made on their behalf, according to the amounts indicated by such elections.

(d)
Special Company Contributions.  The Board of Directors will determine the date on which Special Company Contributions will be allocated to the Accounts of Participants.  Such allocations will be in the amounts specified in Section 3.03.

ARTICLE VI

DEEMED INVESTMENT OF CONTRIBUTIONS TO PLAN

SECTION 6.01.         Allocation to Investment Funds.  Any amounts credited to a Participant’s Account shall be deemed invested as the Participant directs among various funds or other investment vehicles or options as the Sponsoring Company or Committee may allow in its sole discretion for such deemed investments.

SECTION 6.02.         Changes in Investment Elections.  The Sponsoring Company or the Committee will specify the manner and frequency in which a Participant may make or change his or her deemed investment elections.  Until such time as the Sponsoring Company or Committee shall direct further, Participants may change their deemed investment elections effective as soon as administratively possible following the commencement of the Quarter following the Committee’s receipt of the Participant’s changed investment election.

ARTICLE VII
VESTING

SECTION 7.01.         Vesting Defined.  The term “vested” or “vested interest” shall mean a nonforfeitable, noncontingent right of the Participant or his or her Beneficiaries to a present or future enjoyment of any allocation to the Participant’s Account, including subsequent Company Contributions and Deferral Contributions and deemed investment Income allocated thereto.

SECTION 7.02.         Deferral Contributions Account.  A Participant shall be 100 percent vested in his or her Deferral Contributions Account at all times.

SECTION 7.03.         Company Contributions Account.  A Participant shall be vested in the percentage of his or her Company Contributions Account as is equal to the percentage that he or she is vested in his or her Company Contributions Account under the Profit Sharing Plan; provided however that a Participant or Former Participant shall forfeit his or her entire Company Contributions Account balance upon the occurrence of one of the following events:

(a)	He or she participates any fraud, commission of any felony or the intentional destruction or misappropriation of property belonging to the Sponsoring Company and/or the Participating Company,

(b)	He or she makes any materially disparaging statements concerning the Sponsoring Company and/or the Participating Company following his or her Termination of Employment with the Company,

(c)	He or she uses any of the Sponsoring Company and/or the Participant Company’s proprietary information following Termination of Employment with the Company,

(d)
Upon Termination of Employment, he or she fails to execute, deliver to the Company within 30 days of the date of his or her Termination of Employment and perform according to the terms of, a confidentiality and nondisclosure agreement in form satisfactory to the Company in which he or she agrees to maintain and keep all nonpublic information strictly confidential and to not disclose the same in any form to any person, firm or entity, or use the same for any purpose whatsoever except as such disclosures may be required by any governmental agency or at any time by law.  Nonpublic information shall include, but not be limited to, all trade secrets and other information pertaining to or in any way connected with present or future products or services or any component parts thereof; the Company’s routines, standards, and procedures, and all information undertaken or made in connection therewith; all information relating to customer, personnel and/or employee relations, marketing, business plans, business or marketing research; all information relating to financial and/or other business affairs; and all files, documents, contracts, materials, listings, computer programs, printouts, source codes, drawings, specifications, processes, applications, techniques, routines, formulas and information of every name, nature or description, whether or not the same is in machine readable form or reduced to writing, which pertain thereto; or

(e)
He or she fails to give not less than 9 months’ advance written notice to the Sponsoring Company’s Chairman of the Board of the Participant’s voluntary Termination of Employment with the Company, unless such notice is waived in writing by said Chairman of the Board.

Forfeitures of a Participant’s or Former Participant’s Company Contributions Account pursuant to this section shall not inure to the benefit of the other Plan Participants.  At the direction of the Sponsoring Company, the Trustee will apply any Trust assets that were allocated for record keeping purposes to a Participant’s or Former Participant’s forfeited Company Contributions Account as an offset to contributions which the Sponsoring Company or the Participating Company would otherwise make to the Trust after the time the forfeiture occurs.

ARTICLE VIII
PAYMENT OF BENEFITS

SECTION 8.01.         Time of Distribution.  Distribution of a Participant’s Account balance shall be made or commence upon the occurrence of the earliest of the following events (the “Benefit Commencement Date”):

(a)	The later of the Participant’s Termination of Employment or attainment of age 59½.

(b)	Disability of a Participant.

(c)	Death of a Participant.

(d)
Following a Change in Control and within 12 months thereof, the Participant’s Termination of Employment by the Company for any reason other than Good Cause or the Participant’s voluntary Termination of Employment with the Company for Good Reason.

SECTION 8.02.         Form of Distribution.  At the time of his or her initial enrollment in the Plan, each Participant must elect on the form prescribed by the Administration Committee, to receive the vested benefit in his or her Account in either of the following alternate methods:

(a)	In a single lump sum 60 days following the Benefit Commencement Date; or

(b)
Annual payments of substantially equal amounts for 10 years each payable on the anniversary of the Benefit Commencement Date.  The first such payment will be made on the first anniversary of the Benefit Commencement Date.  The unpaid balance as of each Valuation Date will share in the allocation of Trust Fund Income according to the provisions of Section 5.02.  The election of installment payments under this subsection (b) is deemed the election of a single payment for the purpose of applying Section 8.03 “Additional Delay in Payment.”

Regardless of the method of payment elected above, if the Participant dies before receiving the entire balance of the his or her Account balance, the remaining amount will be distributed to the Participant’s Beneficiary or Beneficiaries in a lump sum within 60 days following the Participant’s death.  If the Participant fails to elect a method of payment, benefits shall be paid as provided in Section 8.02(a).

Special Election before December 31, 2008.  Notwithstanding the foregoing, each Participant in the Plan actively employed and not yet receiving benefits under the Plan before December 31, 2008 may elect to receive his or her account balance in one of the forms in (a) or (b) above by completing an election form satisfactory to the Plan Administrator and delivering it to the Plan Administrator on or before December 31, 2008.  His or her election shall govern the distribution of his or her Account from the Plan, subject to Section 8.03.

SECTION 8.03.         Additional Delay in Payments.  A Participant may elect to delay one or more distributions from his or her Account if all of the following conditions are met:

(a)	The election cannot take effect until at least 12 months after the date on which the election is made;

(b)
In the case of the payment for reasons other than death, or Disability, the payment with respect to which the election is made must be deferred for a period of not less than 5 years from the date such payment would otherwise have been paid; and

(c)	The election may not be made less than 12 months before the date the payment is scheduled to be made.

SECTION 8.04.         Restriction on Commencement of Distributions.  Notwithstanding any provision of this Agreement to the contrary, if the Participant is considered a Specified Employee at Termination of Employment, the provisions of this Section 8.04 shall govern all distributions hereunder.  Benefit distributions that are made due to a Termination of Employment occurring while the Participant is a Specified Employee shall not be made during the first 6 months following Termination of Employment, or if earlier, the Patient’s death.  Rather, any distribution that would otherwise be paid to the Participant during such period shall be accumulated and paid to the Participant in a lump sum on the first day of the seventh month following the Termination of Employment.  All subsequent distributions shall be paid in the manner specified.

SECTION 8.05.         Excess Parachute Payment.  Notwithstanding any provision of the Plan to the contrary, the Company shall not pay benefits under the Plan to the extent the benefit would be an excess parachute payment under Section 280G of the Code, subject to penalties under Code Section 4999.

SECTION 8.06          Distributions Upon Income Inclusion Under Section 409A of the Code.  If any amount is required to be included in income by the Participant prior to receipt due to a failure of the Plan to meet the requirements of Code Section 409A, the Participant may petition the Committee for a distribution of that portion of the amount the Company has accrued with respect to the Company’s obligations hereunder that is required to be included in the Participant’s income.  Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Company shall distribute to the Participant immediately available funds in an amount equal to the portion of the amount the Company has accrued with respect to the Company’s obligations hereunder required to be included in income as a result of the failure of the Plan to meet the requirements of Code Section 409A, within 90 days.  Such a distribution shall affect and reduce the Participant’s benefits to be paid under the Plan from the Participant’s Deferral Contributions Account.

ARTICLE IX
DESIGNATION OF BENEFICIARY

SECTION 9.01.         Designation.  Each Participant or Former Participant from time to time may designate any person or persons (who may be designated contingently or successively and who may be an entity other than a natural person) as his or her Beneficiary or Beneficiaries to whom his or her Plan benefits are paid if he or she dies before receipt of all such benefits.  Each Beneficiary designation filed with the Administration Committee will cancel all Beneficiary designations previously filed with the Administration Committee.  Each Beneficiary designation shall be in the form prescribed by the Administration Committee and will be effective only when filed with the Administration Committee during the Participant’s lifetime.  The Participant’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Participant or if the Participant names a spouse as Beneficiary and the marriage is subsequently dissolved.

SECTION 9.02.         Disposition of Death Benefits on Failure to Designate Beneficiary.  If any Participant or Former Participant fails to designate a Beneficiary in the manner provided above, or if the Beneficiary designated by a deceased Participant dies before the Participant or before complete distribution of the Participant’s benefits, benefits shall be paid to the Participant’s spouse, if the spouse survives.  If the Participant does not have a surviving spouse at his or her death, benefits shall be paid to the Personal Representative of the Participant’s estate.

ARTICLE X
FUNDING

SECTION 10.01.       Obligation of the Sponsoring Company.  Benefits under this Plan shall be payable out of the general assets of the Sponsoring Company.  The obligation of the Sponsoring Company to make benefit payments under this Plan constitutes merely the unsecured, but legally enforceable, promise of the Sponsoring Company to make such payments, and no Participant, Former Participant or Beneficiary shall have any lien, prior claim, or other security interest in any property of the Sponsoring Company.

SECTION 10.02.       Trust Fund.  The Trust Fund shall for all purposes be part of the general assets of the Sponsoring Company, and no person other than the Sponsoring Company shall have any interest in the Trust Fund.  To the extent that any person acquires a right to receive payment from the Sponsoring Company under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Sponsoring Company.

ARTICLE XI
ADMINISTRATION

SECTION 11.01.       Administration Committee and Expenses.  The Plan shall be administered by an Administration Committee consisting of at least three persons who shall be appointed by and serve at the pleasure of the Board of Directors.  All usual and reasonable expenses of the Administration Committee may be paid in whole or in part by the Sponsoring Company.  Any members of the Administration Committee who are Employees shall not receive compensation with respect to their services for the Administration Committee.

SECTION 11.02.       Claims Procedure.  Any controversy or claim arising out of or relating to the Plan will be filed with the Sponsoring Company.  Any person claiming a benefit under the Plan (a “Claimant”) will present the claim, in writing, to the Sponsoring Company, and the Sponsoring Company will respond in writing.  If the claim is denied, the written notice of denial will state, in a manner calculated to be understood by the Claimant:

(a)	The specific reason or reasons for denial, with specific references to the Plan provisions on which the denial is based;

(b)	Description of any additional material or information necessary for the Claimant to perfect his, her, or its claim and an explanation of why such material or information is necessary; and

(c)	An explanation of the Plan’s claims review procedure.

The written notice denying or granting the Claimant’s claim will be provided to the Claimant within 90 days after the Sponsoring Company’s receipt of the claim, unless special circumstances require an extension of time for processing the claim.  If such an extension is required, written notice of the extension will be furnished by the Sponsoring Company to the Claimant within the initial 90-day period.  Any extension notice will indicate the special circumstances requiring the extension and the date on which the Sponsoring Company expects to render a decision on the claim.  Any claim not granted or denied within the period noted above will be deemed to have been denied.

If the Claimant’s claim is for disability benefits, and if disability is determined by a physician chosen by the Sponsoring Company, the Sponsoring Company will give the Claimant written notification of the Plan’s adverse benefit determination within a reasonable period, but not later than 45 days after receipt of the claim by the Plan.  This period may be extended by the Plan for up to 30 days, if the Sponsoring Company both determines that such an extension is necessary due to matters beyond the control of the Plan and notifies the Claimant prior to the expiration of the initial 45-day period of the circumstances requiring the extension of time and the date by which the Plan expects to render a decision.  If, before the end of the first 30-day extension period, the Sponsoring Company determines that, due to matters beyond the control of the Plan, the Sponsoring Company cannot render a decision within that extension period, the Sponsoring Company may extend the period for making the determination for up to an additional 30 days if the Sponsoring Company notifies the Claimant before the expiration of the first 30-day extension period of the circumstances requiring the extension and the date as of which the Plan expects to render a decision.  In the case of any such extension, the notice of extension will specifically explain the standards on which the Plan bases the Claimant’s entitlement to a benefit, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and the Claimant will be afforded at least 45 days within which to provide the specified information.

For disability benefits where a physician chosen by the Sponsoring Company determines the disability, the Sponsoring Company’s notification of any adverse benefit determination will describe whether it relied upon an internal rule, guideline, protocol or other similar criterion in making the adverse determination, and if so, the specific rule, guideline, protocol or other similar criterion, or it will contain a statement that the Sponsoring Company relied upon a rule, guideline, protocol or similar criterion in making the adverse determination, and that a copy of the rule, guideline, protocol or other similar criterion will be provided to the Claimant free of charge upon request.

If the Claimant disagrees with the Sponsoring Company’s determination of the amount of the Claimant’s benefits under the Plan or with respect to any other decision the Sponsoring Company may make regarding the Claimant’s interest in the Plan, the Claimant must follow the following appeal procedures.  If the Sponsoring Company determines it should deny benefits to the Claimant, the Sponsoring Company will give the Claimant notice in writing setting forth specific reasons for the denial and referring the Claimant to the pertinent provisions of the Plan supporting the Sponsoring Company’s decision.  If the Claimant disagrees with the Sponsoring Company, the Claimant or a duly authorized representative must request the Sponsoring Company to review its decision in writing within 60 days after the Claimant receives the Sponsoring Company’s initial decision.  However, if the Claimant’s claim is for disability benefits and disability is determined by a physician chosen by the Sponsoring Company, the Claimant must file the Claim for Review no later than 180 days following receipt of the notification of an adverse benefit determination.  If the Claimant fails to appeal a denial within the applicable period, the Sponsoring Company’s initial determination will be final and binding.

If the Claimant requests the Sponsoring Company to review its decision, the Sponsoring Company will promptly consider the appeal and render its decision in writing within 60 days of its receipt of the request.  If the Claimant’s claim is for disability benefits and a physician chosen by the Sponsoring Company has made the determination, the Sponsoring Company will review the Claimant’s claim without deference to the initial adverse benefit determination.  The Sponsoring Company will specify the reasons for its decision.  The Sponsoring Company’s decision on review is final.

SECTION 11.03.       Duties and Powers.  The Administration Committee shall have such duties and powers as it deems necessary for the administration of the Plan including, but not by way of limitation, the following:

(a)	To construe and interpret the Plan, decide all questions of eligibility and determine the amount, manner and time of payment of any benefits hereunder;

(b)	To prescribe procedures to be followed by Participants, Former Participants or Beneficiaries filing applications for benefits;

(c)	To prepare and distribute, in such manner as the Administration Committee determines to be appropriate, information explaining the Plan;

(d)	To receive from the Company and from Participants, Former Participants or Beneficiaries such information as shall be necessary for the proper administration of the Plan;

(e)	To furnish the Company, upon request, such annual reports with respect to the administration of the Plan as are reasonable and appropriate;

(f)	To receive, review and keep on file (as it deems convenient and proper) reports of benefit payments by the Trustee and reports of disbursements for expenses directed by the Administration Committee;

(g)	to appoint or employ individuals to assist in the administration of the Plan and any other agents it deems advisable, including legal counsel.

Except as otherwise expressly provided in this Plan, the Administration Committee shall have no power to add to, subtract from or modify any of the terms of the Plan, or to change or add to any benefits provided by the Plan, or to waive or fail to apply any requirements or eligibility for a benefit under the Plan.

SECTION 11.04.       Rules.  The Administration Committee may adopt such rules as it deems necessary, desirable or appropriate.  All rules and decisions of the Administration Committee shall be uniformly and consistently applied to all Participants, Former Participants or Beneficiaries in similar circumstances.  When making a determination or calculation, the Committee shall be entitled to rely upon information furnished by a Participant, Former Participant or Beneficiary, the Company, the legal counsel of the Company, or the Trustee.

SECTION 11.05.       Action by Committee.  The Administration Committee may act at a meeting or in writing without a meeting.  The Administration Committee shall elect one of its members as chair, appoint a secretary, who may or may not be an Administration Committee member, and advise the Trustee of such actions in writing.  The secretary shall keep a record of all meetings and forward all necessary communications to the Company or the Trustee.  The Administration Committee may adopt such bylaws and regulations as it deems desirable for the conduct of its affairs.  All decisions of the Administration Committee shall be made by the vote of the majority including actions in writing taken without a meeting.

SECTION 11.06.       Directions to Trustee.  The Administration Committee shall issue directions to the Trustee concerning all benefits that are to be paid from the Trust Fund pursuant to the provisions of the Plan and warrants that all such directions are according to this Plan.

SECTION 11.07.       Applications for Benefits.  The Administration Committee may require a Participant, Former Participant or Beneficiary to complete and file with the Administration Committee an application for a benefit and all other forms approved by the Administration Committee and to furnish all pertinent information requested by the Administration Committee.  The Administration Committee may rely upon all such information so furnished it, including the Participant’s, Former Participant’s or Beneficiary’s current mailing address.

SECTION 11.08.       Benefits to Persons under Legal Disability.  Whenever, in the Administration Committee’s opinion, a person entitled to receive any payment of a benefit or installment thereof hereunder is under a legal disability or is incapacitated in any way so as to be unable to manage his or her financial affairs, the Administration Committee may direct the Trustee to make payments to such person or to his or her legal representative or to a relative or friend of such person for his or her benefit, or the Administration Committee may direct the Trustee to apply the payment for the benefit of such person in such manner as the Administration Committee considers advisable.  Any payment of a benefit or installment thereof according to the provisions of this Article shall be a complete discharge of any liability for the making of such payment under the provisions of the Plan.

SECTION 11.09.       Indemnification.  The Administration Committee and the individual members thereof shall be indemnified by the Sponsoring Company and not from the Trust Fund against any and all liabilities arising because of any act or failure to act made in good faith pursuant to the provisions of the Plan, including expenses reasonably incurred in the defense of any claim relating thereto.

ARTICLE XII
AMENDMENTS, ACTION BY COMPANY, AND TERMINATION

SECTION 12.01.       Amendments.  The Sponsoring Company reserves the right to, from time to time, make any amendment or amendments to this Plan and, subject to the provisions of Section 12.04 hereof, to terminate the Plan.

SECTION 12.02.       Action by Company.  Any action by the Sponsoring Company under this Plan may be by resolution of its Board of Directors or by any person or persons duly authorized by resolution of said Board to take such action.

SECTION 12.03.       Successor Company.  In the event of the dissolution, merger, consolidation or reorganization of the Sponsoring Company, provision may be made by which the Plan and Trust will be continued by the successor; and, in that event, the successor shall be substituted for the Sponsoring Company under the Plan.  The substitution of the successor shall constitute an assumption of Plan liabilities by the successor, and the successor shall have all of the powers, duties and responsibilities of the Sponsoring Company under the Plan.

SECTION 12.04.       Termination of Plan.  The Sponsoring Company may terminate its participation in the Plan at any time.  The Sponsoring Company may terminate the Plan only in the manner, under the conditions and at such times that are allowed under Code Section 409A, any regulations issued pursuant thereto, or any generally applicable guidance published in the Internal Revenue Bulletin.

SECTION 12.05.       Distribution of Trust Fund.  If the Sponsoring Company terminates its participation in the Plan, the Administration Committee will direct the Trustee to continue to administer the Trust Fund and pay account balances according to Article VIII until the Trust Fund has been liquidated.

ARTICLE XIII
PARTICIPATING EMPLOYERS

SECTION 13.01.       Election to Participate.  With the consent of the Sponsoring Employer, the Participating Employer may adopt this Plan, and participate herein and be known as a Participating Employer, by a properly executed document evidencing the intent and will of the Participating Employer.  The Trustee will hold and invest as one Trust Fund all Company Contributions and Deferral Contributions, as well as all increments thereon, unless it is otherwise required to segregate the funds of the Participating Employer by the terms of the Plan.

SECTION 13.02.       Designation of Agent.  The Participating Employer is deemed part of this Plan.  However, with respect to all of its relations with the Trustee and Committee, the Participating Employer irrevocably designates the Sponsoring Employer as its agent.

SECTION 13.03.       Employee Transfers.  If an Employee is transferred between the Sponsoring Employer and a Participating Employer, the Employee involved carries with him or her all accumulated service and eligibility.

SECTION 13.04        Amendment.  The Participating Employer irrevocably delegates to the Sponsoring Employer the right, power, and authority to amend this Plan so that it complies with Code Section 409A and all applicable law without further execution or adoption thereof.  If the Participating Employer adopts an amendment to this Plan without the joinder therein of the Sponsoring Employer, the Participating Employer is deemed to have adopted its own Deferred Compensation Plan.  In that case, the Trustee will segregate in a separate trust fund the assets of the Plan attributable to the Account balances of the Employees of the Participating Employer attributable to Compensation paid by the Participating Employer.  From and after that date, only the contributions and forfeitures of the Participating Employer will be allocated to those Accounts of the Participants employed by the Participating Employer, and those Participants will not receive an allocation of the contributions and forfeitures other than those attributable to the Participating Employer.

SECTION 13.05        Discontinuation of Participation.  The Participating Employer may discontinue or revoke its participation in the Plan at any time.  If the Participating Employer ceases to be in the same controlled group for purposes of Code Section 409A and Section 1.409A-1(h) of the Treasury Regulations, it is deemed to have revoked its participation in the Plan.  At the time of the discontinuance or revocation, satisfactory evidence thereof and of any applicable conditions imposed must be delivered to the Trustee.  The Trustee will thereafter transfer, deliver and assign the Trust Fund assets allocable to the Participants employed by the Participating Employer attributable to Compensation paid by the Participating Employer to a new Trustee designated by the Participating Employer, if it has established a separate plan for its Employees.  If no successor is designated, the Trustee will retain its assets for the Employees of the Participating Employer pursuant to the provisions of this Article.

ARTICLE XIV
MISCELLANEOUS PROVISIONS

SECTION 14.01.       No Employment Contract.  Nothing contained in the Plan shall be construed as a contract of employment between the Company and any Employee, or as a right of any Employee to be continued in the employment of the Company, or as a limitation of the right of the Company to discharge any of its Employees, with or without cause.

SECTION 14.02.       Rights of Participants and Beneficiaries.  No Participant, Former Participant or Beneficiary shall have any right to, or interest in, any assets of the Trust Fund at any time, except as provided from time to time under this Plan, and then only to the extent of the benefits payable under the Plan to such Participant, Former Participant or Beneficiary out of the assets of the Trust Fund.

SECTION 14.03.       Benefits Not Assignable.  Benefits payable under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, including any such liability which is for alimony or other payments for the support of a spouse or former spouse or for any other relative of the Participant, Former Participant or Beneficiary, prior to actually being received by the person entitled to the benefit under the terms of the Plan; and any attempt to otherwise dispose of any right to benefits payable hereunder shall be void.

The Trust Fund shall not in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any person entitled to benefits hereunder.

SECTION 14.04.       Gender and Number.  The masculine pronoun whenever used herein will include the feminine gender, and the singular number as used herein will include the plural and the plural the singular unless the context clearly indicates a different meaning.

SECTION 14.05.       Construction.  The provisions of this Plan shall be construed according to the federal laws governing employee benefit plans of this type, and to the extent applicable, according to the laws of the State of Nebraska.

SECTION 14.06.       Tax Withholding and Reporting.  The Company shall withhold any taxes that are required to be withheld, including but not limited to taxes owed under Code Section 409A and regulations thereunder, from the benefits provided under this Agreement.  The Participants acknowledge that the Company’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies).  Further, the Company shall satisfy all applicable reporting requirements, including those under Code Section 409A and regulations thereunder.

SECTION 14.07.       Compliance with Code Section 409A.  The Plan shall at all times be administered and the provisions of the Plan shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the date of the Plan.

IN WITNESS WHEREOF, the Amended and Restated The Buckle, Inc. Deferred Compensation Plan is hereby adopted by the Sponsoring Company and the Participating Company on December 12, 2011 pursuant to the resolution of the Sponsoring Company’s Board of Directors.

[Signature Page Follows]

THE BUCKLE, INC. (the “Sponsoring Company”)

By:	/s/ KAREN B. RHOADS
Title:	Chief Financial Officer

BUCKLE BRANDS, INC. (the “Participating Company”)

By:	/s/ KYLE L. HANSON
Title:	Corporate Secretary and General Counsel

APPENDIX A

THE BUCKLE, INC. DEFERRED COMPENSATION PLAN

Schedule of Employees Eligible to Participate
In Deferred Compensation Plan

STATED PERCENTAGE
OF COMPANY
NAME	CONTRIBUTIONS

Dennis Nelson	60%
Brett Milkie	45%
Karen Rhoads	45%
Pat Whisler	45%
Kari Smith	45%
Bob Carlberg	45%
Kyle Hanson	45%
Tom Heacock	45%